MANAGEMENT AGREEMENT

          THIS MANAGEMENT AGREEMENT (the "Agreement") is entered into between EDWARD J. KOPLAR, an individual residing in the State of Missouri ("Koplar"), and ACME TELEVISION LICENSES OF MISSOURI, INC., a Missouri corporation ("Acme").

                                    RECITALS

          A. Koplar has for years been the chief executive and operating officer for television broadcast station KPLR-TV, Channel 11 in St. Louis, Missouri (the "Station").

          B. Acme (either directly or through subsidiary entities) is the owner and operator of television broadcast stations which are affiliates of the WB Network.

          C. Koplar desires to provide, and Acme desires to obtain, Koplar's management services for the Station pursuant to and in accordance with the terms and conditions of this Agreement ("Company Services").

          NOW, THEREFORE, in consideration of the mutual promises of the parties, the parties hereto, intending to be legally bound, agree as follows:

          1. Scope of Company Services. During the Initial Term (as defined below) and any Renewal Term (as defined below), unless earlier terminated, Koplar shall be the Chief Executive Officer of the entity ("Company") owning or operating the Station and shall, as directed by the Company's Board of Directors, be responsible for the management of the operations of the Station except as otherwise described herein. The autonomy and scope of the authority of Koplar in the management of the Station will be subject to approval by the Board of Directors regarding annual budgets, business plans, material contracts and material financial arrangements normally requiring Board approval. As Chief Executive Officer, Koplar shall have all of the powers normally attendant to an individual who holds that position, subject to the terms hereof Koplar shall continue to be involved in the same range of the Station's operations as he was prior to the change of ownership of the Station. Acme and Koplar shall jointly agree on the hiring and/or termination of the Station's General Manager. In addition, Koplar shall be a Vice Chairman and serve as a member of Acme's Board of Advisors or substitute entity having similar authority (in either case, the "Board of Advisors"). At all times Koplar shall have twenty-five percent (25%) of the combined voting rights of Koplar, Doug Gealy, Tom Allen and Jamie Kellner, or their respective successors, provided, however, Koplar's right to be a member of the Board of Advisors shall terminate upon a Voting Event as defined in the Limited Liability Company Operating Agreement dated June 17, 1997, provided that the primary purpose for such Voting Event is not to remove Koplar as a member of the Board of Advisors. Koplar's position as Vice Chairman and member of Acme's Board of Advisors shall continue for so long as

Koplar or a trust in which Koplar is a trustee is an investor in Acme and shall survive any termination of this Agreement.

          2. Time Requirements. Notwithstanding anything to the contrary contained in this Agreement, it is the intent of the parties that Koplar shall determine, in his reasonable judgment, the amount of time necessary to perform the Company Services pursuant to this Agreement, and shall devote that amount of time necessary and appropriate to performing the Company Services. Koplar and Acme acknowledge that Koplar will be a vice president and a director (or the equivalent) of the Company.

          3. Consulting Fee.

            a. In consideration for the Company Services to be provided by Koplar under this Agreement, Acme shall pay Koplar a fee of One Million and No/ I 00 Dollars ($1,000,000) per year in regular installments ("Consulting Fee") provided that during the first year of the Initial Term, which initial year shall expire on September 30, 1998, this Consulting Fee shall be reduced by all monies paid to Koplar, the sum of which is listed on Schedule I hereto, pursuant to the Time Brokerage Agreement, dated September 8, 1997, by and among Koplar Communications, Inc., Koplar Communications Television, L.L.C., Acme and ACME Television Holdings, L.L.C. Acme shall provide employee benefits to Koplar similar to those provided to him prior to the effective date of this Agreement. The cost of such employee benefits for Koplar, including without limitation, health insurance and other insurance, shall reduce the amount of the Consulting Fee.

            b. In addition to paying the Consulting Fee as provided in a. above, the Company shall provide Koplar with the following which shall not reduce the Consulting Fee:

               i. Reimbursement for reasonable business expenses (including, but not limited to, travel and entertainment expenses) incurred by Koplar in performing the Company Services;

               ii. x (6) tickets to at least 25 Cardinals regular season home baseball games using all the seats presently owned by the Company located behind home plate ("Home Plate Seats");

               iii. Six (6) tickets to at least four (4) Cardinals post season home baseball games (consisting of at least two (2) playoff and two (2) World Series games) using the Home Plate Seats (if the Cardinals are in the playoffs and/or the World Series)-,

               iv. Tickets to at least 15 Blues regular season home hockey games using at least six (6) tickets in the luxury box leased by the Company ("Luxury Box Seats");


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

               v. Tickets to at least two (2) Blues post season games in each round of the playoffs in which the Blues participate (including the Stanley Cup) using the Luxury Box Seats;

               vi. A full time secretary selected by Koplar in his sole discretion, at a reasonable salary; and

               vii. Office space located in the Station's headquarters in St. Louis, Missouri, that is substantially similar in size, quality, and location as the office space used by Koplar immediately prior to the Commencement Date.

          4. Term.

             a. Initial Term. The initial term (the "Initial Term") of the Company Services provided for in this Agreement shall commence as of the closing of the purchase by Acme of all the issued and outstanding shares of Stock of the Company (the "Commencement Date") and shall expire on September 30, 2000 ("Scheduled Termination Date"), unless other-wise renewed or terminated.

             b. Renewal Term(s). The provisions with respect to the Company Services provided for in this Agreement shall automatically be renewed after the Initial Term for successive one year terms (each, a "Renewal Term") unless either party hereto gives the other party written notice of the termination of this Agreement at least ninety (90) days prior to the end of the Initial Term or any effective Renewal Term.

             c. Koplar Voluntary Termination. Koplar shall have the right, in his sole discretion, to terminate the provisions regarding the Company Services set forth in this Agreement. He may do so by giving Acme written notice of his intent to do so, effective six (6) months after Acme's receipt of such notice. Acme may, in its sole discretion, and at any time after such notice from Koplar, accelerate the effective date of the termination by giving Koplar written notice of such acceleration. In the event that Koplar exercises his right hereunder to terminate the Company Services aspects of this Agreement, he shall, nonetheless, be paid the unpaid and uncommitted (e.g., for benefits for Koplar) balance of his Consulting Fee upon the effective date of such termination.

             6. Default.

                a. Should either party to this Agreement be in breach of or default under this Agreement ("Breaching Party") for such Breaching Party's nonperformance of a material obligation arising under this Agreement, this Agreement may be terminated by the other party if such breach shall have continued for a period of fifteen (I 5) days following the receipt of written notice by the Breaching Party ("Cure Period") which notice shall indicate the nature of such


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


breach or default; provided, however, that there shall be a final accounting of monies due but unpaid to Koplar under this Agreement.

                b. Notwithstanding anything to the contrary contained herein, in the event that Acme is the Breaching Party and does not cure its default or breach within the Cure Period, Koplar may terminate this Agreement for cause. Upon such termination for cause, Acme shall immediately pay Koplar as his sole and exclusive remedy for such breach:

                   i. The balance of the Consulting Fee which would have been payable to Koplar through the remaining portion of the then existing term, whether Initial or Renewal, had such termination not occurred; and

                   ii. The amount of $4,000,000, if such termination occurs in the first year of the Initial Term; the amount of $3,000,000 if such termination occurs in the second year of the Initial Term; and the amount of $2,000,000 if such termination occurs in the third year of the Initial Term.

THE PARTIES ACKNOWLEDGE THAT KOPLAR'S ACTUAL DAMAGES UPON DEFAULT BY ACME ARE DIFFICULT AND IMPRACTICAL TO ESTIMATE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES EXPRESSLY AGREE THAT THE AMOUNTS SET FORTH IN b.i. AND b.ii. ABOVE HAVE BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES' REASONABLE ESTIMATE OF KOPLAR'S DAMAGES AND THAT RECEIPT OF SUCH AMOUNTS IS KOPLAR'S EXCLUSIVE REMEDY AT LAW AND IN EQUITY AGAINST ACME IN THE EVENT OF A DEFAULT BY ACME.

                          /s/EJK  Koplar         /s/DG  Acme
                          -------                ------


               c. Either (a) if, during the term of Koplar's employ hereunder, the Station or entity owning the Station sells or determines not to continue to purchase any or all of its Home Plate Seats (apart from a sale of substantially all the assets of the Station), or (b) in the event of a termination of this Agreement for any reason, Koplar shall be offered the right to buy the Home Plate Seats from the Station (either annually, or "one-shot") or directly from the St. Louis Cardinals, -to the extent such arrangement is consistent with the policies of the St. Louis Cardinals.

          7. Koplar Interactive Systems International, L.L.C. Acme agrees that any other television stations which it owns and operates will enter into agreements with Koplar Interactive Systems International, L.L.C. ("KISI"), granting KISI the right to encode the broadcast signals of such stations with KISI's interactive technology upon terms substantially similar to those set forth in the Broadcast Signal Encoding Agreement ("Encoding Agreement") entered into between Acme and KISI concurrently herewith. The provisions set forth in this paragraph 7 shall be binding for the term of the Encoding Agreement and any extensions or renewals thereof and shall remain in effect regardless of any termination of this Agreement.

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

          8. Assignability. Koplar acknowledges that Company has entered into this Agreement in reliance upon the particular reputation and expertise of Koplar. This Agreement is personal to Koplar and is not assignable by Koplar, in whole or in part, voluntarily or by operation of law, without the prior written approval of Acme.

          9. Governing Law, No Third Party Rights. This Agreement and any dispute arising from this Agreement shall be governed by the internal laws of the State of Missouri, without regard to conflict of law principles. This Agreement shall not create any rights or benefits to parties other than Acme and Koplar.

          10. Notices. All notices required in writing under this Agreement shall be considered as having been given by one party to the other party upon the latter's receipt of the same. All such notices shall be: (i) transmitted by registered or certified mail, Federal Express or other overnight delivery service, or by telex, telegram, or facsimile confirmed by a subsequent written letter; or (ii) by electronic mail, if confirmed by a subsequent written letter to the party at the address set forth on the signature page of this Agreement or such other address if either party provides written notice to the other of any change of address.

          11. Severability. If any court of competent jurisdiction determines that any of the provisions of this Agreement or any part thereof is or are invalid or unenforceable, the remainder of the provisions shall not thereby be affected and shall be given full effect, without regard to invalid portions.

          12. Non-Waiver. The failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of such provision or of either party's right to enforce each and every provision of this Agreement.


          13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

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

              IN  WITNESS  WHEREOF,   the  parties  hereto  have  executed  this
Agreement as of the date first written above.


                                          EDWARD J. KOPLAR



                                          /s/Edward J. Koplar
                                          -----------------------------------
                                          An individual


                                          Notice Address:

                                          500 South Warson Road
                                          Ladue, MO  63124

                                          ACME TELEVISION HOLDINGS, L.L.C.


                                          By: /s/Douglas E. Gealy
                                              -------------------------------
                                          Name:
                                               ------------------------------
                                          Title:  President & COO


                                          Notice Address:

                                          10829 Olive Blvd., Suite 202
                                          St. Louis, MO  63141




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